99.1      Press Release dated December 22, 1997.

     December 22, 1997 -- Veterinary Centers of America, Inc. (NMS:VCAI), announced today that it had adopted a stockholders' rights plan to protect the company and its stockholders from unsolicited attempts or inequitable offers to acquire the company. The rights plan has no immediate dilutive effect and does not diminish the ability of the company or its stockholders to accept an offer for the company approved by the board.

     To implement this stockholder rights plan, the company has declared a dividend distribution of one preferred share purchase right on each outstanding share of Veterinary Centers of America, Inc. common stock outstanding on January 5, 1998. Each right will entitle stockholders to buy one one-hundredth of a share of the company's preferred stock at an exercise price of $60.00. The rights will become exercisable (with certain limited exceptions provided in the rights agreement) following the 10th day after: (a) a person or group announces acquisition of 15 percent or more of the company's common stock, (b) a person or group announces commencement of a tender offer the consummation of which would result in ownership by the person or group of 15 percent or more of the company's common stock, (c) the filing of a registration statement for any such exchange offer under the Securities Act of 1933, as amended, or (d) the company's board of continuing directors determines that a person is an "adverse person," as defined in the rights plan.

     The company will be entitled to redeem the rights at $.001 per right at certain times as provided in the rights agreement. The rights will expire on January 5, 2008.

     If, prior to redemption of the rights, a person or group acquires 15 percent or more of the company's common stock (with certain limited exceptions provided in the rights agreement) or is determined by a majority of the company's "continuing directors" to be an "adverse person," then each right not owned by such a 15 percent shareholder or adverse person will entitle its holder to purchase, for $60, subject to adjustment, shares of the company's preferred stock having a then current market value of $120, subject to adjustment. In addition, if the company sells more than 50 percent of its assets or earning power or is acquired in a merger or other business combination transaction in which it is not the surviving corporation, the acquiring person must assume the obligations under the rights, which will become exercisable upon the occurrence of certain events to acquire preferred stock of the acquiring person at the discounted price.

     The rights agreement was not adopted in response to any specific effort to acquire control of the company.

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     VCA owns and operates the largest network of free-standing veterinary hospitals and one of the largest networks of veterinary-exclusive clinical laboratories in the country. The company currently provides goods and services to approximately 9,000 animal hospitals nationwide. In addition, VCA is a general partner of Vets Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Co. (NYSE:HNZ), which markets and distributes a complete line of specialty pet foods.

CONTACT:  Veterinary Centers of America Inc.
          Bob Antin or Tom Fuller, 310/392-9599